EXHIBIT 10.1
August 7, 2005

Equity One, Inc.
1600 North East Miami Gardens Drive
North Miami Beach, FL 33179

Attention: Mr. Chaim Katzman

Dear Mr. Katzman:
We have received your proposal to acquire our Company at a price of $17.00 per common share in cash. We are not prepared to respond to your proposal by your deadline of 9:00 am on Monday. Our Board is considering your proposal and we expect to have a response as promptly as practicable.
Very truly yours,
Cedar Shopping Centers, Inc.

By:	/s/ Leo S. Ullman
Leo S. Ullman
Chairman of the Board, Chief Executive Officer and President